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EXHIBIT (a)(1)(iii)

[CELESTICA LETTERHEAD]

OFFER TO PURCHASE SPECIFIED OPTIONS FOR CASH
PROCEDURES

All Participants

  •
  Read the enclosed documents thoroughly so you may make a decision on whether or not you will tender your options.

Participants Choosing to Tender Options for Cash

  1.
  After reading all of the enclosed documents, sign and date the accompanying Letter of Transmittal (election form) indicating your intent to tender your options.

  2.
  Personally deliver or mail (or send by internal mail) the Letter of Transmittal (election form) to your site representative. In addition, for participants in Canada, a drop box will be provided in the Human Resources department at 844 Don Mills Road and in the Mail Room at 1150 Eglinton Avenue East and for participants in the United States, you may send your Letter of Transmittal (election form) to the Celestica U.S. Human Resources Service Center by facsimile at 1-877-899-0402. You may also send the Letter of Transmittal (election form) to Towers Perrin by facsimile at +44-117-984-4622.

  3.
  All Forms must be RECEIVED by your site representative or Towers Perrin before 5:01 P.M., Eastern Time, July 11, 2005, unless we extend the offer.

  4.
  Any changes you would like to make to your Letter of Transmittal (election form) must be received by your site representative or Towers Perrin prior to the established deadline of 5:01 P.M., Eastern Time, July 11, 2005.

  5.
  Any questions you have regarding the right to tender can be directed to your site representative or Towers Perrin, by phone in the United States or Canada at 1-877-480-3585, in Mexico at 001-800-514-3585 and in all other jurisdictions at +44-870-161-6613.

Participants NOT Tendering Options for Cash

  6.
  After reading all of the enclosed documents, sign and date the accompanying Letter of Transmittal (election form) indicating your intent to NOT tender your options.

  7.
  Personally deliver or mail (or send by internal mail) the Letter of Transmittal (election form) to your site representative. In addition, for participants in Canada, a drop box will be provided in the Human Resources department at 844 Don Mills Road and in the Mail Room at 1150 Eglinton Avenue East and, for participants in the United States, you may send your Letter of Transmittal (election form) to the Celestica U.S. Human Resources Service Center by facsimile at 1-877-899-0402. You may also send the Letter of Transmittal to Towers Perrin by facsimile at +44-117-984-4622.

  8.
  Any questions you have regarding the right to not tender can be directed to your site representative or Towers Perrin, by phone in the United States or Canada at 1-877-480-3585, in Mexico at 001-800-514-3585 and in all other jurisdictions at +44-870-161-6613.

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OFFER TO PURCHASE SPECIFIED OPTIONS FOR CASH PROCEDURES